EXHIBIT 10.1

INFORMAL AGREEMENT WITH COMPANY OFFICERS

Michael Hay and Jake Martin, both directors and officers of the company, have verbally agreed that in the event that the Company requires funds to complete the registration process or does not generate sufficient revenues, to loan the Company sufficient funds.

Because there are no agreed upon terms for the repayment, the loans, if and when made should be considered payable on demand.